                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(3)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 SCHULTZ SAV-O STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125  per Exchange  Act Rules  0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                           SCHULTZ SAV-O STORES, INC.
                               2215 UNION AVENUE
                           SHEBOYGAN, WISCONSIN 53081

                            ------------------------
  LOGO

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1996
                             ---------------------

               TO THE SHAREHOLDERS OF SCHULTZ SAV-O STORES, INC.:

    NOTICE IS HEREBY GIVEN that the 1996 annual meeting of shareholders of Schultz Sav-O Stores, Inc., a Wisconsin corporation ("Company"), will be held at the John Michael Kohler Arts Center, 608 New York Avenue, Sheboygan, Wisconsin, on Wednesday, May 8, 1996, at 3:00 p.m., for the following purposes:

    1.  To elect three directors for three-year terms.

    2. To ratify the Board of Directors' selection of the Company's 1996 independent auditors.

    3. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

    Only holders of record of Common Stock at the close of business on March 20, 1996 will be entitled to notice of, and to vote at, the annual meeting.

    It is desirable that as many shareholders as possible be represented at the meeting, in person or by proxy. Even if you expect to attend the meeting in person, please complete, date, sign and mail the accompanying proxy in the enclosed postage paid envelope. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by voting in person at the meeting. Your attention is directed to the attached Proxy Statement and accompanying proxy.

                                          On Behalf of the Board of Directors

                                                    [SIGNATURE]

                                          John H. Dahly
                                          EXECUTIVE VICE PRESIDENT,
                                           TREASURER AND SECRETARY

Sheboygan, Wisconsin
March 22, 1996

    YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS AND RETURN IMMEDIATELY IN THE ENVELOPE PROVIDED.

                           SCHULTZ SAV-O STORES, INC.
                                ---------------

                                PROXY STATEMENT
  LOGO
                             ---------------------

                                      FOR
                      1996 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1996

                              GENERAL INFORMATION

    This Proxy Statement and accompanying proxy are being furnished to the shareholders of Schultz Sav-O Stores, Inc., a Wisconsin corporation ("Company"), beginning on or about March 25, 1996 in connection with the solicitation by the Board of Directors of the Company ("Board") of proxies for use at the Company's 1996 annual meeting of shareholders to be held at the John Michael Kohler Arts Center, 608 New York Avenue, Sheboygan, Wisconsin, on Wednesday, May 8, 1996, at 3:00 p.m., and at any adjournment thereof ("Meeting"), for the purposes set forth in the attached Notice of 1996 Annual Meeting of Shareholders and in this Proxy Statement.

    Only record holders of outstanding shares of the Company's Common Stock ("Common Stock") as of the close of business on March 20, 1996 ("Record Date") are entitled to notice of, and to vote at, the Meeting. As of the Record Date, 4,653,598 shares of Common Stock were outstanding. The record holder of each outstanding share of Common Stock as of the Record Date is entitled to one vote per share for each proposal submitted for shareholder consideration at the Meeting.

    A proxy, in the accompanying form, which is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the proxy, the shares represented thereby will be voted FOR the Board's three nominees for director, FOR ratification of the Board's selection of the Company's 1996 independent auditors and on such other matters which may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy. Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Meeting and to vote in person. Presence at the Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Each proxy granted may be revoked by the person giving it at any time before its exercise by giving written notice to such effect to the Company's Secretary or the Company's authorized representatives or agents at the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

                             ELECTION OF DIRECTORS

    Three members of the Board are to be elected at the Meeting for three-year terms to expire at the Company's 1999 annual meeting of shareholders. John H. Dahly, Martin Crneckiy, Jr. and R. Bruce Grover are the Board's nominees for such directorships.

    It is intended that the persons named as proxies in the accompanying proxy will vote FOR the election of the Board's three nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of the Board's three nominees or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend. Under Wisconsin law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock which are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.

    Thomas H. Fox, a member of the Board since 1978 and the Senior Vice President - Director of Retail Operations, retired from the Board and as an executive officer effective March 1, 1996. William K. Jacobson, the new Senior Vice President - Retail Operations of the Company was appointed by the Board to fill the vacancy created by Mr. Fox's retirement for the remainder of Mr. Fox's term, which expires in 1998.

    Certain information about the Board's nominees and its continuing members is set forth below. Unless otherwise indicated, all occupations listed are or were with the Company.

                        THE BOARD RECOMMENDS A VOTE FOR
            JOHN H. DAHLY, MARTIN CRNECKIY, JR. AND R. BRUCE GROVER

                                                                                            COMMON STOCK
                                                                                       BENEFICIALLY OWNED (1)
                                                                           DIRECTOR    ----------------------
NAME AND AGE                        CURRENT PRINCIPAL OCCUPATION             SINCE      SHARES      PERCENT
--------------------------  --------------------------------------------  -----------  ---------  -----------

                               CLASS I -- NOMINEES FOR TERMS TO EXPIRE IN 1999
John H. Dahly               Executive Vice President, Chief Financial           1984      84,212       1.81%
 55                          Officer, Treasurer and Secretary
Martin Crneckiy, Jr.        Executive Vice President and Chief Financial        1989       3,000       *
 50                          Officer of The Vollrath Company
                             (manufacturer of stainless steel and
                             plastic wares and light equipment for the
                             international food service industry)
R. Bruce Grover             President and Chief Executive Officer of            1989       2,000       *
 60                          Vinyl Plastics, Inc. (manufacturer of solid
                             vinyl floor products, custom extruded
                             sheets and sound barrier materials for
                             automotive applications)

                                                                                            COMMON STOCK
                                                                                       BENEFICIALLY OWNED (1)
                                                                           DIRECTOR    ----------------------
NAME AND AGE                        CURRENT PRINCIPAL OCCUPATION             SINCE      SHARES      PERCENT
--------------------------  --------------------------------------------  -----------  ---------  -----------
                              CLASS II -- DIRECTORS WHOSE TERMS EXPIRE IN 1997
Howard C. Dickelman                                                             1959     304,100       6.53%
 76                         Retired; formerly Chairman of the Board
Michael R. Houser           Senior Vice President - Marketing and               1992      68,778       1.48%
 44                          Merchandising

                              CLASS III -- DIRECTORS WHOSE TERMS EXPIRE IN 1998
James H. Dickelman          Chairman of the Board, President and Chief          1978     196,166        4.22 %
 48                          Executive Officer
William K. Jacobson                                                             1996      53,925        1.16 %
 45                         Senior Vice President - Retail Operations
Bernard S. Kubale           Former Chief Executive Officer and current          1962       2,524      *
 67                          Partner in the law firm of Foley & Lardner

------------------------
* Less than 1%.

(1) Individuals have sole voting and investment power over all shares listed. Shares owned separately by wives and certain adult children are not included and beneficial ownership of such shares is disclaimed, including 37,860 shares owned by a revocable trust for the benefit of Howard C. Dickelman's wife, 5,474 shares owned by James H. Dickelman's adult son, 5,474 shares owned by James H. Dickelman's adult daughter and 984 shares owned by John H. Dahly's wife. James H. Dickelman also disclaims beneficial ownership of the 304,100 and 37,860 shares held by Howard C. Dickelman and his wife, respectively, pursuant to separate revocable trusts, over each of which he serves as co-trustee. Such disclaimed shares are not included in James H. Dickelman's share totals set forth above. The figures include the following shares allocated to the accounts of certain directors (who are also officers) in the Schultz Sav-O Stores Retirement Savings Plan ("Retirement Savings Plan") as of December 31, 1995, over which such individuals retain sole investment power and shared voting power, as described under "Principal Shareholders": James H. Dickelman, 66,177; John H. Dahly, 15,889; Michael R. Houser, 18,248; and William K. Jacobson, 25,458. The figures also include the following shares issuable under stock options exercisable within 60 days of the Record Date: James H. Dickelman, 93,867; John H. Dahly, 55,567; Michael R. Houser, 45,500; and William K. Jacobson, 28,467. See "Executive Compensation -- Stock Options."

    During the last five years, all directors have held the same or a similar position with the Company or other employer as described in the table above, except William K. Jacobson, who was Vice President-Franchise Operations prior to January 1996 and Senior Vice President-Franchise Operations from January 1996 to March 1, 1996. James H. Dickelman is the son of Howard C. Dickelman.

    Bernard S. Kubale retired as the Chairman and Chief Executive Officer of Foley & Lardner as of January 31, 1994. He currently serves as a director of Banta Corporation (printing and graphic arts) and Consolidated Papers, Inc. (manufacturer of coated printing papers).

    During 1995, the Board held six meetings. The Board has an Audit Committee consisting of Bernard S. Kubale (Chairman), Martin Crneckiy, Jr., R. Bruce Grover and Howard C. Dickelman. In 1995, the Audit Committee met twice. The principal functions of the Audit Committee are to meet with the Company's independent auditors to review the scope and results of their audit; to review the adequacy of the financial and accounting control mechanisms used by the Company; and to approve the performance of any nonaudit professional services by the Company's independent auditors. The Board also has a Compensation and Stock Option Committee consisting of Bernard S. Kubale (Chairman), Martin Crneckiy, Jr., R. Bruce Grover and Howard C. Dickelman. The principal functions of the Compensation and Stock Option Committee, which met three times in 1995, are to evaluate and establish compensation and benefit levels for the Company's officers, including administering the Company's stock option plans. The Board's Nominating Committee recommends criteria for selection to the Board, helps determine potential Board candidates, reviews Board compensation policies and recommends candidates to serve on each standing committee of the Board. Members of the Nominating Committee include James H. Dickelman (Chairman), John H. Dahly, Bernard S. Kubale, R. Bruce Grover, Martin Crneckiy, Jr. and Howard C. Dickelman. The Nominating Committee met twice in 1995. Written shareholder recommendations for director candidates, including appropriate background information, will be kept on file by the Company and considered by the Nominating Committee.

    At the annual meeting of the Board scheduled to be held May 8, 1996, the Board intends to bifurcate the current Compensation and Stock Option Committee into two separate and distinct committees to be named the Compensation Committee and the Stock Option Committee. The principal function of the Stock Option Committee will be to evaluate, establish and grant stock options and other equity incentive awards and administer the Company's stock option and equity incentive plans. The principal function of the Compensation Committee will be to evaluate and establish the compensation and benefits levels for the Company's officers, except with respect to stock option and equity incentive awards administered by the Stock Option Committee. It is expected that the new Stock Option Committee will consist of Martin Crneckiy, Jr. (Chairman), Howard C. Dickelman and R. Bruce Grover, and it is expected that the new Compensation Committee will consist of Bernard S. Kubale (Chairman), Howard C. Dickelman, Martin Crneckiy, Jr. and R. Bruce Grover.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of the Record Date regarding the beneficial ownership of Common Stock held by (i) each person or entity known to the Company who beneficially owned 5% or more of the Common Stock; (ii) each executive officer of the Company who is named in the Summary Compensation Table set forth below under "Executive Compensation -- Summary Compensation Information;" and (iii) all current directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

                                NAME OF SHAREHOLDER OR GROUP                                   SHARES      PERCENT
--------------------------------------------------------------------------------------------  ---------  -----------
Schultz Sav-O Stores Retirement Savings Plan (1)............................................    957,065      20.57%
Neuberger & Berman L.P. (2).................................................................    370,000       7.95%
Delaware Management Holdings, Inc. (3)......................................................    425,400       9.14%
Howard C. Dickelman (4).....................................................................    304,100       6.53%
Dimensional Fund Advisors Inc. (5)..........................................................    259,000       5.57%
James H. Dickelman (6)......................................................................    196,166       4.22%
John H. Dahly (6)...........................................................................     84,212       1.81%
Michael R. Houser (6).......................................................................     68,778       1.48%
All directors and executive officers as a group (13 persons) (7)............................    886,629      19.05%

------------------------------
(1) The share amount listed is derived from the amended Schedule 13G dated as of January 30, 1996 filed with the Securities and Exchange Commission ("SEC") and the Company. The listed shares were held by Marshall & Ilsley Trust
    Company ("M&I"), as trustee for the Retirement Savings Plan. A Plan Administrative Committee, consisting of James H. Dickelman, John H. Dahly, William K. Jacobson, Armand C. Go and Daniel L. Weigel, administers the Retirement Savings Plan and shares voting power for the shares listed with the participants in the Retirement Savings Plan in that the Committee is entitled to vote all shares for which no voting instructions are received from participants. The Retirement Savings Plan participants have investment power over the listed shares held by the Retirement Savings Plan which are allocated to their accounts. The address of M&I is 1000 North Water Street, Milwaukee, Wisconsin 53202. The address for the individual members of the Committee is c/o Schultz Sav-O Stores, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. See "Executive Compensation -- Report on Executive Compensation."

(2) The share amount listed is from the amended Schedule 13G dated as of February 12, 1996 filed with the SEC and the Company. The address of Neuberger & Berman L.P. is 605 Third Avenue, New York, New York 10158-3698.

(3) The share amount listed is from the amended Schedule 13G dated as of February 12, 1996 filed with the SEC and the Company. The address of Delaware Management Holdings, Inc. is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(4) The address for Mr. Dickelman is c/o Schultz Sav-O Stores, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. The share amount listed for Mr. Dickelman has been derived from his amended Schedule 13G dated as of January 7, 1996 filed with the SEC and the Company. See footnote (1) to the table set forth under "Election of Directors."

(5) The share amount listed is from the amended Schedule 13G dated as of January 31, 1995 filed with the SEC and the Company, adjusted to reflect the two for one stock split effected in the form of a stock dividend on September 15, 1995. The Company has not received a subsequent amendment to such amended
    Schedule 13G. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6) See footnote (1) to the table set forth under "Election of Directors" for certain additional information concerning the beneficial ownership of Common Stock by James H. Dickelman, John H. Dahly and Michael R. Houser, respectively.

(7) The share amount listed includes 286,300 shares issuable under stock options exercisable within 60 days of the Record Date and 226,149 shares beneficially held by current directors and executive officers in the Retirement Savings Plan, but excludes 49,792 shares as to which beneficial ownership is disclaimed by certain of such individuals. See footnote (1) to the table set forth under "Election of Directors" and footnote (1) above for additional information.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Stock Option Committee of the Board ("Committee") evaluates and establishes the compensation of the Company's executive officers. The Committee's executive compensation policies and practices generally reflect the Company's efforts to attract, motivate and retain the Company's executive officers by providing a total compensation package based on corporate and personal performance and which is competitive within the Company's industry. Executive officers' compensation has historically been comprised of salary, stock option grants and corporate contributions to the Company's Retirement Saving Plan. Beginning in 1995, the Committee adopted an Officer Annual Incentive Plan ("Incentive Plan") intended to further motivate the Company's executive officers to achieve annual corporate financial performance goals for the economic benefit of all shareholders by rewarding executive officers individually and as a team for the achievement of such goals. The Incentive Plan provides for the establishment of an annual variable bonus pool based on the Company's achievement of certain specified levels of economic value added for the year then ended. For purposes of the Incentive Plan, economic value added is determined by calculating the difference between the Company's annual net earnings after tax and a pre-established target threshold investment return based on the Company's weighted average cost of capital. Ten percent of the resulting economic value added for the year is placed in the incentive pool, together with 5% of any increase in the current year's economic value added over the prior year's economic value added. The resultant total incentive pool is then distributed 50% to all executive officers pro rata according to relative salary levels and 50% based on each officer's relative achievement of pre-established individual and group performance goals. A total bonus pool of $209,000 was established in 1995 under the Incentive Plan, with $184,000 contributed as a result of the Company's economic value added amount for 1995 and $25,000 as a result of 1995 economic value added generated by the Company being in excess of 1994 economic value added generated by the Company.

    The Committee adjusts each executive officer's salary, including the salary of James H. Dickelman, the Chairman of the Board, President and Chief Executive Officer of the Company, at the end of each fiscal year for the forthcoming fiscal year. Although the Committee does not set specific objective performance criteria upon which it bases its salary adjustment decisions, the Committee analyzes and evaluates the Company's relative sales, earnings, return on sales, cost and expense levels, and balance sheet strength for the year then ending compared to the Company's historical results, as well as to the current trends and results within the Company's industry. Based on such analysis and evaluation, supplemented by the advice and guidance of a national executive compensation consulting firm, for 1995 the Committee subjectively determined Mr. Dickelman's and the other executives' salaries, in conjunction with the other elements of each such executive's base compensation package, to fall generally within a range of 15% of the estimated market values of the average salaries and compensation packages of similarly situated executives at other generally comparable food wholesalers and retailers, including several companies included in the Company's stock performance peer group index. Variations within or outside of that range for each officer were based on the Committee's evaluation of the Company's and the individual's relative performance and achievements for 1994. For executive officers other than Mr. Dickelman, the Committee considered the compensation recommendations of Mr. Dickelman. In establishing salary levels for 1996, including Mr. Dickelman's, and discretionary bonuses for 1995 out of the bonus pool for other executives, the Committee considered specifically the success of the Company's shareholder value enhancement plan (as evidenced by the Company's total shareholder return between 1994 and 1995 as set forth under "Stock Performance Information"). Also, the Committee took into account the increase in the Company's ratio of after tax earnings as a percent of sales from 1.21% to 1.33% from 1994 to 1995, as well as the reduction in 1995 expense levels resulting from the Company's continued successful strategy of converting corporate stores into franchise units and emphasizing wholesale over retail sales. One-half of Mr. Dickelman's bonus amount of $48,974 for 1995 was based on his pro rata share of the bonus pool established under the Incentive Plan and the remaining one-half was based on his achievement of individual and group financial and other goals and objectives established at the beginning of 1995 by the Committee. These goals and objectives included specified targeted levels of sales, earnings and economic value added, which were all substantially achieved or exceeded. Other established goals and objectives which were achieved by Mr. Dickelman and which were considered by the Committee included improving the financial performance of both the Company's corporate stores and the Company's warehouse and distribution operations, as well as the success of the Company's shareholder value enhancement plan.

    Stock options are generally granted annually to executive officers each January by the Committee and are based principally on the executive officer's relative position at the Company, his existing and anticipated ability to directly impact corporate performance, compensation, seniority, grants made in the past, options held and stock ownership. Each executive officer's individual initiatives and achievements within the Company over the prior year also affect the level of such officer's option grants. The Company's 1990 Stock Option Plan and the 1995 Equity Incentive Plan are intended to promote the best interests of the Company and its shareholders by providing key employees with the opportunity to acquire, or increase, their ownership interests in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. Options have historically been granted at 100% of the Common Stock's fair market value on the date of grant, have a term of not to exceed seven years and vest in increments of one-third on each of the first, second and third anniversaries of the grant date. Since the economic value of stock options is inherently dependent upon the level of future market price appreciation of the underlying Common Stock, stock options granted by the Committee will only provide executive officers with value to the extent the market price of the Common Stock increases above the option exercise price on the grant date. Thus, the Committee believes that stock option grants help better align the economic interests of the Company's management with its shareholders. Under the 1995 Equity Incentive Plan, the Committee has the additional flexibility to grant other types of equity-based incentive awards (including stock appreciation rights, restricted stock and performance shares) in addition to stock options. However, the Committee has to date continued its historical practice of granting stock options on terms substantially identical to past practice.

    The Company's Retirement Savings Plan is a qualified profit sharing plan which provides for supplemental income at retirement for all salaried employees of the Company who meet the service requirement (generally, one complete calendar year of service with the Company). The retirement benefits provided by the Retirement Savings Plan for each participant are based upon the value of the participant's account balance at retirement. The Retirement Savings Plan requires the Company to make an annual basic contribution which, when added to forfeitures for the year, is equal to 5% of the participant's salary for the year, plus an additional aggregate discretionary contribution as determined by the Board based on corporate performance and other factors. Basic contributions are allocated to each participant's account on the basis of the participant's eligible total compensation compared to the compensation of all participants for such year. Discretionary contributions are allocated in the same way, except that Company contributions to Social Security benefits are taken into account in determining allocations of discretionary contributions. The Company's discretionary contribution to the Retirement Savings Plan in 1995 was approximately 4.3% of each participant's eligible compensation. Effective as of October 1, 1994, the Retirement Savings Plan permitted pretax employee contributions pursuant to Internal Revenue Code Section 401(k). The

Company provides a 25% matching contribution on pretax employee contributions up to 4% of pay. Most of the Company's executive officers (including all of the named executives officers set forth below) have typically invested all, or a substantial portion, of their annual Retirement Savings Plan allocations in shares of Common Stock. At the end of 1995, the Company's 9 current executive officers as a group held 226,149 shares, or approximately 4.9% of the total outstanding Common Stock on the Record Date, in their accounts under the Retirement Savings Plan. See "Principal Shareholders."

    The Company also maintains an Executive Benefit Restoration Plan, which is an unfunded supplemental benefit pension plan intended to provide benefits otherwise denied to participants under the Retirement Savings Plan by reason of limitations imposed by the Internal Revenue Code. The Executive Benefit Restoration Plan provides benefit accruals on pay in excess of the amount able to be recognized by the Retirement Savings Plan equivalent to the rate of Company basic and discretionary contributions made under the Retirement Savings Plan for the year.

    As described above under "Election of Directors," in order to allow the continued tax deductibility by the Company of all compensation realized by executive officers from the exercise of stock options, the Board intends to bifurcate the Committee into a Stock Option Committee and a Compensation Committee. Given the levels of compensation and benefits provided currently to the named executive officers, the Committee does not otherwise believe it is necessary to conform or adjust its compensation policies, plans or practices to comply with the $1 million executive compensation deductibility cap imposed by Internal Revenue Code Section 162(m).

                                          BY THE COMPENSATION AND STOCK
                                           OPTION COMMITTEE:

                                          Bernard S. Kubale, Chairman
                                          Howard C. Dickelman
                                          Martin Crneckiy, Jr.
                                          R. Bruce Grover

SUMMARY COMPENSATION INFORMATION

    The following table sets forth certain information concerning compensation paid by the Company for its last three fiscal years to the Company's Chief Executive Officer and the other executive officers of the Company who earned over $100,000 in fiscal 1995. The persons named in the table below are hereinafter sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                         STOCK OPTION
                                     FISCAL      ANNUAL      ANNUAL      OTHER ANNUAL    GRANTS (2),(3)    ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR       SALARY       BONUS    COMPENSATION (1)    (SHARES)     COMPENSATION (4)
----------------------------------  ---------  -----------  ---------  ----------------  -------------  ----------------
James H. Dickelman                       1995  $   225,000  $  48,974              0          26,000       $   39,595
 Chairman of the Board, President        1994  $   205,000          0     $   19,344          24,000       $   26,661
 and Chief Executive Officer             1993  $   180,000          0              0          18,000       $   23,320

John H. Dahly                            1995  $   126,000  $  27,426              0          12,000       $   15,335
 Executive Vice President, Chief         1994  $   117,000          0     $   13,003          11,200       $   14,303
 Financial Officer, Treasurer and        1993  $   111,115          0              0          11,100       $   13,139
 Secretary

Michael R. Houser                        1995  $   120,000  $  26,669              0          11,200       $   14,640
 Senior Vice President - Marketing       1994  $   112,000          0     $    6,929          10,600       $   13,544
 and Merchandising                       1993  $   105,097          0              0          10,500       $   12,250

------------------------
(1) Amounts set forth under this column represented payments by the Company in 1994 of a tax offset bonus on the exercise of stock options granted under the Company's 1987 Stock Option Plan. No other tax offset bonuses have been granted to executive officers.

(2) Adjusted to reflect two for one Common Stock split effected in the form of a 100% stock dividend on September 15, 1995.

(3) Granted at 100% fair market value on the date of grant under (i) the Company's 1995 Equity Incentive Plan with respect to stock options granted in 1995, and (ii) the Company's 1990 Stock Option Plan with respect to stock options granted in 1994 and 1993. See footnote (1) to the table set forth under "Stock Options-Option Grants in 1995 Fiscal Year" below for additional information.

(4) For all of the named executive officers other than Mr. Dickelman, amounts set forth under this column represent solely Company contributions to its Retirement Savings Plan for the account of each named executive officer. For Mr. Dickelman, the amounts include benefit accruals under the Company's Executive Benefit Restoration Plan and Company contributions to the Retirement Savings Plan. In 1995, Mr. Dickelman received a benefit accrual of $20,349 under the Company's Executive Benefit Restoration Plan and $19,246 of Company contributions to the Retirement Savings Plan. See "Severance and Change in Control Arrangements" below with respect to certain severance arrangements between the Company and the named executive officers in the event of a "change in control" of the Company.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options under the Company's 1995 Equity Incentive Plan during fiscal 1995 to the named executive officers.

                       OPTION GRANTS IN 1995 FISCAL YEAR

                                                          PERCENTAGE OF
                                              SHARES      TOTAL OPTIONS
                                            UNDERLYING    GRANTED TO ALL    EXERCISE                           GRANT DATE
                                              OPTIONS      EMPLOYEES IN     PRICE (2)                            PRESENT
NAME                                        GRANTED (1)  1995 FISCAL YEAR  (PER SHARE)     EXPIRATION DATE      VALUE (3)
------------------------------------------  -----------  ----------------  -----------  ---------------------  -----------
James H. Dickelman........................      26,000          27.0%       $    9.75        January 30, 2002   $  86,060
John H. Dahly.............................      12,000          12.5%       $    9.75        January 30, 2002   $  39,720
Michael R. Houser.........................      11,200          11.6%       $    9.75        January 30, 2002   $  37,072

------------------------
(1) The options reflected in the table are nonqualified stock options under the Internal Revenue Code and were granted on January 30, 1995. The exercise price of each option granted was equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Committee. The options granted vest in increments of one-third on each of the first, second and third anniversaries of the grant date; provided, however, that no options may be exercised more than seven years after the date of grant. The options are subject to early vesting in the event of the optionee's death, disability or retirement after reaching age 65. Under the Award Agreements granting the options, upon a "change in control" of the Company (as defined in such Award Agreements), all options then outstanding will become immediately exercisable in full for the remainder of their term and each optionee will have the right for a period of 30 days to require the Company to purchase his outstanding options for cash at the aggregate "acceleration price" for all shares of Common Stock then subject to such options, provided that at least six months has elapsed since the grant date.

(2) The exercise price of options may be paid in cash, by delivering previously issued shares of Common Stock or any combination thereof.

(3) The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield, including the following: (a) an assumed United States Treasury bond rate of 7.7%; (b) stock price volatility of 13.6% (based on 36-month stock price history ending January 31, 1995); and (c) a current dividend yield of 1.2%.

    The following table sets forth certain information with respect to the named executive officers concerning their exercise of stock options during the 1995 fiscal year and the value of their unexercised stock options held as of the end of fiscal 1995.

               1995 FISCAL YEAR-END AGGREGATED OPTION VALUE TABLE

                                                                      NUMBER OF SHARES          VALUE OF UNEXERCISED
                                      NUMBER OF                  UNDERLYING OPTIONS AT END    IN-THE- MONEY OPTIONS AT
                                        SHARES         VALUE           OF FISCAL 1995          END OF FISCAL 1995 (2)
                                    ACQUIRED UPON    REALIZED    --------------------------  --------------------------
NAME                                 EXERCISE (1)       (2)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  --------------  -----------  -----------  -------------  -----------  -------------
James H. Dickelman................        13,800     $  64,377       85,600        48,000    $   651,212   $   292,640
John H. Dahly.....................         9,676        45,139       54,633        23,167        412,579       143,207
Michael R. Houser.................         6,900        32,189       41,933        21,767        318,685       134,735

------------------------
(1) Adjusted to reflect two for one Common Stock split effected in the form of a 100% stock dividend on September 15, 1995.

(2) The dollar values were calculated by determining the difference between the fair market value of the underlying shares of Common Stock ($14.75, the closing sale price per share on December 29, 1995) and the various applicable exercise prices of the named executive officers' outstanding options at exercise or the end of fiscal 1995, respectively.

DIRECTOR COMPENSATION

    Directors, other than directors who are Company employees or who receive legal fees for their attendance at Board meetings, are paid an annual retainer of $5,000 plus $300 for each attended Board meeting and committee meeting not held in conjunction with Board meetings.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has severance agreements with the named executive officers which provide that, following a "change of control" of the Company (as defined in the severance agreements), such executive officer will be employed for three years in the same position, performing equivalent duties, and at the same location as in effect immediately prior to the change of control. During the employment period, the officer is entitled to receive a salary based upon his compensation rate in effect at the date of change of control (subject to increase by the Committee) and to be included in the Company's benefit plans available to employees of comparable status. If during the employment period the officer's employment is terminated by the Company, other than for "cause" (as defined in the severance agreements) or the officer's disability, or the officer's duties are changed substantially without his written consent and the officer terminates his employment as a result, the officer is entitled to receive a lump sum payment equal to the officer's base salary for the greater of the remainder of the employment period or one year, plus the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under the Company's retirement plans applicable to the officer. The officer and his eligible dependents are also entitled to coverage under the Company's medical benefit plans through the end of the employment period.

    Additionally, as described in footnote (1) to the table under "Option Grants in 1995 Fiscal Year," upon a "change in control" of the Company, stock options granted to the named executive officers will become fully exercisable and the optionee will then have the right to require the Company to purchase his outstanding options for cash at the aggregate "acceleration price" for all shares of Common Stock subject to such options.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Howard C. Dickelman, a retired former executive officer of the Company, and Bernard S. Kubale, a partner in the law firm which serves as the Company's general counsel, have both been members of the current Compensation and Stock Option Committee for many years. Upon the bifurcation of the Committee into the Compensation Committee and the Stock Option Committee, Mr. Dickelman is expected to be a member of both such Committees and Mr. Kubale is expected to be a member of the Compensation Committee only.

                         STOCK PERFORMANCE INFORMATION

    Set forth below is a line graph comparing the quarterly percentage change during the last five years in the Company's cumulative total shareholder return on the Common Stock, compared to the cumulative total return of companies included within The Wilshire 5000 Index and companies in a peer group of food retailers and wholesalers selected in good faith by the Company. The companies comprising the peer group index include: Arden Group, Inc., Delchamps, Inc., Marsh Supermarkets, Inc., Nash Finch Co., Rich Food Holdings, Inc., Seaway Food Town, Inc. and Super Food Services, Inc. Super Rite Corp., a company included in the peer group index in past years, was acquired by Rich Food Holdings, Inc. in October 1995 and is therefore no longer included in the peer group index. The shareholder returns of each of these companies have been weighted based on each such company's relative market capitalization as of the beginning of each period.

                     COMPARISON OF FIVE-YEAR TOTAL RETURNS
                        (ON A DIVIDEND REINVESTED BASIS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     12/30/90   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
Wilshire 5000 Index        100        134        146        163        163        222
Company Index              100        103        114        129        166        255
Peer group Index           100         97        103        124        110        158

                   RATIFICATION OF AUDITORS AND OTHER MATTERS

    Arthur Andersen LLP has been selected by the Board as the Company's independent auditors for 1996. The Board recommends a shareholder vote FOR ratification of such selection. The affirmative vote of more shares than those voted against such ratification at the Meeting is required for ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the ratification of auditors. Arthur Andersen LLP has served as the Company's independent auditors for many years. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

    The election of directors and ratification of the Company's 1996 auditors are the only matters known to the Board which will be presented for shareholder consideration at the Meeting. If any other matters should properly come before the Meeting, the proxies named in the accompanying proxy will vote on such matters in accordance with their best judgment.

    The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

    UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

    Any shareholder proposal intended for consideration at the 1997 annual meeting of shareholders must be received by the Company no later than November 25, 1996 in order to be considered for inclusion in the Company's proxy statement and proxy for that meeting.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]

                                             John H. Dahly
                                             EXECUTIVE VICE PRESIDENT,
                                              TREASURER AND SECRETARY

March 22, 1996

                                       [FRONT]

                              SCHULTZ SAV-O STORES, INC.
                  1996 ANNUAL MEETING OF SHAREHOLDERS - MAY 8, 1996
                                        PROXY
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


    The undersigned hereby appoints James H. Dickelman and John H. Dahly, and each or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of Common Stock of Schultz Sav-O Stores, Inc. held of record by the undersigned on March 20, 1996 at the 1996 annual meeting of shareholders scheduled to be held on May 8, 1996 and any adjournment thereof.

1.  Election of Directors / / FOR all nominees listed below / / WITHHOLD
                              (except as marked to the          authority to
                              contrary below).                  vote for all
                                                                nominees listed
                                                                below.

            JOHN H. DAHLY, MARTIN CRNECKIY, JR. AND R. BRUCE GROVER

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).

     -----------------------------------------------------------------------

2. Ratification of Arthur Andersen LLP as the Company's 1996 independent auditors.

           / /   FOR               / /   AGAINST             / /   ABSTAIN

3. In their discretion, upon such other business as may properly come before the meeting and at any adjournment thereof.

                             (Continued on reverse side)


                                        [BACK]

                            (Continued from reverse side)
                               RETIREMENT SAVINGS PLAN
    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the three specified director nominees, FOR the ratification of Arthur Andersen LLP as the Company's 1996 independent auditors, and on such other business as may properly come before the meeting in accordance with the best judgment of the proxies named herein.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Company's 1996 Annual Meeting of Shareholders, and the Company's 1995 Annual Report.

                              Dated:   -----------------------------------, 1996

                              Signed   -----------------------------------------

                                       -----------------------------------------
                                               Signature(s) of Shareholder(s)

                             PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY USING THE
                       ENCLOSED ENVELOPE.

                                       [FRONT]

                              SCHULTZ SAV-O STORES, INC.
                  1996 ANNUAL MEETING OF SHAREHOLDERS - MAY 8, 1996
                                        PROXY
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


    The undersigned hereby appoints James H. Dickelman and John H. Dahly, and each or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of Common Stock of Schultz Sav-O Stores, Inc. held of record by the undersigned on March 20, 1996 at the 1996 annual meeting of shareholders scheduled to be held on May 8, 1996 and any adjournment thereof.

1.  Election of Directors / / FOR all nominees listed below / / WITHHOLD
                              (except as marked to the          authority to
                              contrary below).                  vote for all
                                                                nominees listed
                                                                below.

            JOHN H. DAHLY, MARTIN CRNECKIY, JR. AND R. BRUCE GROVER

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).

     -----------------------------------------------------------------------

2. Ratification of Arthur Andersen LLP as the Company's 1996 independent auditors.

           / /   FOR               / /   AGAINST             / /   ABSTAIN

3. In their discretion, upon such other business as may properly come before the meeting and at any adjournment thereof.

                             (Continued on reverse side)


                                        [BACK]

                            (Continued from reverse side)

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the three specified director nominees, FOR the ratification of Arthur Andersen LLP as the Company's 1996 independent auditors, and on such other business as may properly come before the meeting in accordance with the best judgment of the proxies named herein.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Company's 1996 Annual Meeting of Shareholders, and the Company's 1995 Annual Report.

                              Dated:   -----------------------------------, 1996

                              Signed   -----------------------------------------

                                       -----------------------------------------
                                               Signature(s) of Shareholder(s)

                             PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY USING THE
                       ENCLOSED ENVELOPE.